Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDPRAIRIE HOLDING, INC.

REDPRAIRIE HOLDING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“Corporation”), hereby certifies as follows:

FIRST:  The name of the Corporation is RedPrairie Holding, Inc. The Corporation was originally incorporated under the name Giants Holding, Inc.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on April 8, 2005. An Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on May 23, 2005. A Certificate of Designation, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State of Delaware on May 23, 2005.

THIRD:  The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted by the Corporation in accordance with Sections 228, 242, and 245 of the General Corporation Law of Delaware by the directors and stockholders of the Corporation.

FOURTH:  The Amended and Restated Certificate of Incorporation so adopted and reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

FIFTH:  The Certificate of Incorporation of the Corporation, as amended and restated herein, shall be effective as of the date of filing with the Delaware Secretary of State.

REDPRAIRIE HOLDING, INC.

/s/ Laura L. Fese
Laura L. Fese
General Counsel and Corporate Secretary

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDPRAIRIE HOLDING, INC.

ARTICLE I

NAME

The name of the Corporation is RedPrairie Holding, Inc. (the “Corporation”)

ARTICLE II

ADDRESS

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”) as the same exists or may hereafter be amended.

ARTICLE IV

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V

AUTHORIZED CAPITAL STOCK

5.1         Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is Sixteen Million Nine Hundred Thousand (16,900,000) shares, consisting of (a) Fifteen Million Five Hundred Thousand (15,500,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) One Million Four Hundred (1,400,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which One Million Three Hundred (1,300,000) shares have been designated as Series A Preferred Stock. The Common Stock and the Series A Preferred Stock shall have the rights, preferences and limitations set forth below in Article VI and Article VII, respectively.

5.2         Designation of Preferred Stock. The remaining Preferred Stock undesignated as to series or class may be issued in accordance with this Section 5.2 from time to time in one or more additional series or class. Except as otherwise restricted by this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board”) is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. Without limiting the generality of the foregoing, the authority of the

Board with respect to such designation of a series or class of Preferred Stock shall include, but not be limited to, determination of the following:

(a)         the number of shares constituting such series and the distinctive designation of such series;

(b)         the dividend rights of the shares of such series, including whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(c)         whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)         whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e)         whether or not the shares of such series shall be redeemable, and, if so, the term and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)         whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

(g)         the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(h)         any other relative rights, preferences and limitations of such series.

The Board, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, subject to the applicable provisions of the DGCL, may (i) increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series or (ii) alter the rights, preferences or privileges of the shares of any series, in each case, subsequent to the issue of shares of that series. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remain unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with the applicable conversion provisions set forth herein.

ARTICLE VI

COMMON STOCK

The terms and provisions of the Common Stock are as follows:

6.1         Voting Rights. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders. The holders of the Common Stock shall vote together as a single class with the holders of all other shares of the Corporation’s outstanding capital stock entitled to vote (including the Series A Preferred Stock) upon any items submitted to a vote of stockholders, except as otherwise provided in this Certificate of Incorporation.

6.2         Rank. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, in equal amounts for each share of Common Stock, shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

6.3         Dividends. Subject to the provisions of Sections 7.2 below, and subject to the payment in full of all accrued and unpaid dividends on any class of capital stock ranking senior to the Common Stock as to the payment of dividends, the holders of record of shares of Common Stock shall be entitled to receive such dividends when and as declared by the Board.

ARTICLE VII

SERIES A PREFERRED STOCK

The rights, preferences, privileges, designations and other terms of the Series A Preferred Stock are as follows:

7.1         Issuance, Face Amount and Rank.

(a)         Issuance; Face Amount. Shares of Series A Preferred Stock shall be issued by the Corporation for their Face Amount, in such amounts, at such times and to such Persons as shall be specified by the Board, from time to time.

(b)         Junior Stock. The shares of Series A Preferred Stock shall rank prior to the shares of Common Stock, and any equity security of the Corporation which, expressly by its terms, states that it ranks junior to the Series A Preferred Stock with respect to payment of dividends, the making of distributions (whether by liquidation, dissolution, winding up or otherwise) or redemption (the equity securities described in this Section 7.1(b) are hereinafter referred to as “Series A Junior Stock”).

(c)         Parity Stock. The shares of Series A Preferred Stock shall rank on parity with any equity security of the Corporation which, expressly by its terms, states that it ranks on a parity with the Series A Preferred Stock as to the payment of dividends, the making of distributions (whether upon liquidation, dissolution, winding up or otherwise) or redemption (the equity securities described in this Section 7.1(c) are hereinafter referred to as “Series A Parity Stock”).

(d)         Senior Stock. The Series A Preferred Stock shall rank junior to any equity security of the Corporation that, expressly by its terms, states that it ranks senior to the Series A Preferred Stock as to the payment of dividends, the making of distributions (whether upon liquidation, dissolution, winding up or otherwise) or redemption (the equity securities described in this Section 7.1(d) are hereinafter referred to as “Series A Senior Stock”).

7.2         Dividends.

(a)         On each Series A Dividend Payment Date, each holder of the then outstanding shares of Series A Preferred Stock (each, a “Series A Holder” and collectively, the “Series A Holders”) shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available therefor, with respect to each share of Series A Preferred Stock, preferred dividends in an amount equal to the product of (i) the Series A Face Amount thereof multiplied by (ii) the Series A Dividend Rate. Dividends shall be paid in cash.

(b)         Prior to each Series A Record Date immediately preceding each Series A Dividend Payment Date, the Board shall declare dividends on the Series A Preferred Stock in accordance with Section 7.2(a) above, payable on the next Series A Dividend Payment Date. Dividends on each such share shall accrue and be cumulative from the later of (i) the Initial Closing Date and (ii) the date of issuance of such shares, notwithstanding the failure of the Board to declare and/or pay dividends with respect to any Series A Dividend Period. For any Series A Dividend Period in which dividends are not paid in fill on the Series A Dividend Payment Date immediately following the end of such Series A Dividend Period, then on such Series A Dividend Payment Date, such accrued and unpaid dividends shall be added (solely for the purpose of calculating dividends on the Series A Preferred Stock) to the Series A Face Amount of the Series A Preferred Stock effective at the beginning of the Series A Dividend Periods following the Series A Dividend Period as to which dividends were not paid, until such accrued and unpaid dividends have been paid in full. Dividends shall be payable in arrears during the Series A Dividend Payment Period on each Dividend Payment Date, commencing on the first Series A Dividend Payment Date subsequent to the Initial Closing Date, and for shares issued as dividends, commencing on the first Series A Dividend Payment Date after such shares are issued if any Series A Dividend Payment Date occurs on a day that is not a business day, any accrued dividends otherwise payable on such Series A Dividend Payment Date shall be paid on the next succeeding business day. Dividends shall be paid on each Series A Dividend Payment Date to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Corporation on the daze immediately preceding such Series A Dividend Payment Date (the “Series A Record Date”). Dividends on account of arrears for any past Series A Dividend Periods may be declared urn paid at any time to the holders of record on the Series A Record Date applicable to such past Series A Dividend Periods.

(c)         In the event that full dividends in cash, if declared, are not paid to the Series A Holders and funds for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all Series A Holders in proportion to the full amount to which they would otherwise be respectively entitled.

(d)         Notwithstanding anything contained herein to the contrary, no dividends on shares of Series A Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation at such time if such declaration or payment shall be prohibited by law.

(e)         If there shall be outstanding shares of any Series A Parity Stock, then in no event shall any dividends be declared and paid on the Series A Parity Stock unless dividend in cash of not less than a ratable amount are declared and paid on the Series A Preferred Stock. If dividends on the Series A Preferred Stock and on any Series A Parity Stock are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably upon all outstanding shares of the Series A Preferred Stock and shares of such Series A Parity Stock in proportion to the respective amounts of dividends in arrears on the Series A Preferred Stock and such Series A Parity Stock to the date of such dividend payment.

(f)         So long as any shares of the Series A Preferred Stock are outstanding no dividend shall be declared or paid or set apart for payment or other distribution declared or made upon any Series A Junior Stock or any equity securities issued by the Corporation’s non-wholly owned subsidiaries for any period, nor shall any Series A Junior Stock, Series A Parity Stock or any equity securities issued by the Corporation’s non-wholly owned subsidiaries be purchased, redeemed, retired or otherwise acquired by the Corporation or any of its subsidiaries, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any such securities, unless, in each of the foregoing situations, the Corporation has paid or set apart for payment all accrued and unpaid dividends on the Series A Preferred Stock and unless, in the case of non-wholly owned subsidiaries of the

Corporation, if the applicable declaration, payment, dividend, distribution purchase, redemption or other acquisition is made, or any sinking fund is established, with respect to any or all of the outstanding series or classes of equity securities of such subsidiary, it shall have been made or established on a pro rata basis to or for the benefit of all equity holders of such subsidiary holding such series or classes.

7.3         Liquidation Preference.

(a)         General. Upon a Liquidation Event, each Series A Holder shall be entitled to be paid, after payment or provision for payment of debts and other liabilities of the Corporation and all amounts due and owing to the holders of outstanding shares of Series A Senior Stock, if any, before any distribution or payment is made upon any shares of Common Stock or other Series A Junior Stock, out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all or any classes, whether such assets are capital, surplus or earrings (“Series A Available Assets”), an amount equal to such Series A Holder’s “Series A Liquidation Preference Amount.” The Series A Liquidation Preference Amount payable to each Series A Holder with respect to each share of Series A Preferred Stock held by such Series A Holder shall be equal to the Series A Face Amount plus an amount equal to all accrued and unpaid dividends on such share, if any. If upon a Liquidation Event, the Series A Available Assets shall be insufficient to pay the Series A Holders the full Series A Liquidation Preference Amount, the Series A Holders shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The Series A Liquidation Preference Amount shall be paid to the Series A Holders in cash; provided that, (x) in the event of a Sale of the Corporation in which the consideration received by the Corporation consists in whole or in part of securities traded on a securities exchange or through the Nasdaq National Market, then the Liquidation Preference Amount may be paid in such securities valued at the average of the closing prices of such securities on such securities exchange or the Nasdaq National Market, as the case may be, over the 30 day period ending three days prior to the Liquidation Event, (y) in the event of a Sale of the Corporation in which the consideration received by the Corporation consists in whole or in part of securities actively traded over-the-counter, then the Liquidation Preference Amount may be paid in such securities valued at the average of the bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the Liquidation Event, and (z) in the event of a Sale of the Corporation in which the consideration received by the Corporation consists in whole or in part of securities for which there is no active market, then the Series A Liquidation Preference Amount may be paid in such securities valued at the fair market value thereof, as determined in good faith by the Board (making an appropriate discount in the case of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate)) from the value determined pursuant to clauses (x), (y) and (z) of this Section 7.3(a) to reflect the appropriate fair market value thereof as determined in good faith by the Board); provided further that the Series A Liquidation Preference Amount may be paid in securities only up to the same proportion as the consideration in the Liquidation Event is paid in securities. Subject to the rights of the holders of shares of any Series A Parity Stock, after payment has been made in full to the Series A Holders, any and all assets remaining to be paid or distributed shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock and the Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Series A Conversion Ratio.

(b)         Parity Stock. If the Series A Available Assets shall be insufficient to permit the full payment of the Series A Liquidation Preference Amount upon a Liquidation Event to all Series A Holders, as well as all payments then due or due by reason of such Liquidation Event on any Series A Parity Stock, then the Series A Holders and such holders of Series A Parity Stock shall share ratably in any such distribution of the Corporation’s assets in proportion to the full respective distributable amounts to which they are entitled.

(c)         Notice Required. Written notice of any voluntary or involuntary Liquidation Event, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than fifteen (15) days prior to the Liquidation Event stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

7.4         Conversion.

(a)         Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time, at the option of the holder thereof, into the number of fully paid and non-assessable shares of Common Stock equal to the Face Amount of such Series A Preferred Share divided by the then effective Series A Conversion Price. The price at which the Series A Preferred Stock shall be converted into Common Stock initially shall be $10.00 and shall be subject to adjustment from time to time as set forth in Section 7.4(h) (the “Conversion Price”). The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, after taking into account any such adjustments, is hereinafter referred to as the “Series A Conversion Ratio”. Upon any decrease or increase in the Conversion Price as described in Section 7.4(h), the Conversion Ratio shall be appropriately increased or decreased.

(b)         Automatic Conversion. Each share of Series A Preferred Stock shall be automatically converted into fully-paid, non-assessable shares of Common Stock at the then effective Series A Conversion Ratio for such share upon the approval of a majority of the then-outstanding Series A Preferred Stock, voting as a separate class.

(c)         Conversion Mechanics.

(i)         In order to exercise the conversion privilege pursuant to Section 7.4(a), a Series A Holder shall surrender the certificate(s) representing the shares of Series A Preferred Stock that are to be converted at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted (the “Series A Conversion Notice”). Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

(ii)         As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock for conversion pursuant to Section 7.4(a), the Corporation shall issue and deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon conversion.

(iii)         Each optional conversion shall be deemed to have been effected on the Series A Conversion Date. The “Series A Conversion Date” shall mean (A), in the case of an optional conversion pursuant to Section 7.4(a), immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock were surrendered and notice of conversion was received by the Corporation, and (B) in the case of a automatic conversion pursuant to Section 7.4(b), on the date and at such time determined by the approval of the Series A Holders holding a majority of the then outstanding Series A Preferred Stock, which time and date may be conditional on the occurrence of any event. The Person in whose name or names any certificate or certificates for shares of Common

Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby on the Series A Conversion Date, and such conversion shall be into a number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock surrendered times the Series A Conversion Ratio in effect on the Series A Conversion Date. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive Common Stock and other amounts payable pursuant to this Section 7.4; provided, however, that in the case of an automatic conversion pursuant to Section 7.4(b), each outstanding share of Series A Preferred Stock shall be converted automatically into a share of Common Stock on the Series A Conversion Date without any further action by the holder of such share and whether or not the certificates representing such shares are surrendered to the Corporation; provided further, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such automatic conversion unless either the certificates representing the shares of Series A Preferred Stock are surrendered to the Corporation.

(d)         Rights Upon Conversion.

(i)         From the date of delivery by a holder of Series A Preferred Stock of such Series A Conversion Notice or, in the case of a automatic conversion pursuant to Section 7.4(b), from the Series A Conversion Date, in lieu of dividends on such Series A Preferred Stock pursuant to Section 7.2, such Series A Preferred Stock shall participate equally and ratably with the holders of Common Stock in all dividends paid on Common Stock as if such shares of Series A Preferred Stock had been converted to shares of Common Stock at the time of such delivery.

(ii)         If a Series A Holder delivers a Series A Conversion Notice to the Corporation, such shares of Series A Preferred Stock shall cease to be entitled to any dividends accrued and unpaid through the last Series A Dividend Payment Date; provided, however, that such holder shall continue to be entitled to receive all accrued dividends that such holder is entitled to receive pursuant to Section 7.2 from the last Dividend Payment Date through the date of delivery of such Series A Conversion Notice.

(iii)         In the event of a automatic conversion pursuant to Section 7.4(b), such shares of Series A Preferred Stock shall cease to be entitled to any dividends accrued and unpaid through the last Series A Dividend Payment Date; provided, however, that the holder thereof shall continue to be entitled to receive all accrued dividends that such holder is entitled to receive pursuant to Section 7.2 from the last Series A Dividend Payment Date through the Series A Conversion Date. Such accrued dividends shall be payable to such holder when, as and if declared by the Board, out of funds legally available for the payment of dividends.

(iv)         Except as provided above and in Section 7.2, the Corporation shall make no payment or adjustment for accrued and unpaid dividends on shares of Series A Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

(e)         Issuance of Shares.

(i)         The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as may be required to effect conversions of the Series A Preferred Stock.

(ii)         Prior to the delivery of any securities that the Corporation is obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action by the Corporation.

(f)         Transfer Taxes. The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto. However, If any such certificate is to be issued in a name other than that of the holder of the shares of Series A Preferred Stock converted, the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(g)         Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such factional interest multiplied by the Market Price on the day on which such shares of Series A Preferred Stock are deemed to have been convened.

(h)         Adjustments.

(i)         If the Corporation at any time after the date of issue of the Series A Preferred Stock (A) declares a dividend or makes a distribution on Common Stock payable in Common Stock, (B) subdivides or splits the outstanding Common Stock, (C) combines or reclassifies the outstanding Common Stock into a smeller number of shares, (D) issues any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidates with, merges with or into or is convened into any other Person, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, conversion, merger or reclassification shall be adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, converted, merged or reclassified pursuant to clauses, (C), (D) or (E) of this Section 7.4(h)) which, if this Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, conversion, merger or reclassification, assuming such holder of Common Stock (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer (provided, however, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (the “Series A Non-electing Share”), then for the purpose of this Section 7.4(h) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer by each Series A Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Series A Non-electing Shares). Such adjustment shall be made successively whenever any event listed above shall occur.

(ii)         If the Corporation issues or sells any Common Stock (other than Common Stock issued (A) upon conversion of the Series A Preferred Stock, (B) upon exercise or conversion of any security the issuance of which caused an adjustment under Section 7.4(h)(iii) or Section 7.4(h)(iv) hereof or (C) pursuant to the Corporation’s stock option plans or pursuant to any other Common Stock related employee compensation plan of the Corporation approved by the Board) for a consideration per share less than $10.00 (a “Series A Dilutive Stock Issuance”), the Conversion Price to be in effect after such issuance or sale shall be equal to the consideration paid per share of Common Stock in such Series A Dilutive Stock Issuance.

The price per share of Common Stock in any Series A Dilutive Stock Issuance shall be the aggregate consideration payable in such Series A Dilutive Stock Issuance, divided by the number of shares of Common Stock to be issued in such Series A Dilutive Stock Issuance, and the “aggregate consideration” shall include the fair market value (as determined in good faith by the Board) of any non-cash consideration paid for the stock issued in a Dilutive Stock Issuance. The Series A Holders shall be notified promptly of any consideration other than cash to be received by the Corporation and furnished with a description of such consideration and the fair market value thereof, as determined by the Board.

(iii)         If the Corporation fixes a record date for the issuance of, or issues or sells, rights, options or warrants (other than pursuant to the Corporation’s stock option plans or any other employee compensation plan of the Corporation approved by the Board) entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) or convertible securities at a price per share of Common Stock (including, in the case of rights, options or warrants, the price at which they maybe exercised, or in the case of convertible securities, the conversion price per share of Common Stock) less than $10.00 (a “Series A Dilutive Option Issuance”) on such record date or date of issuance or sale, the Conversion Price shall be adjusted pursuant to Section 7.4(h)(ii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. Such adjustment shall be made successively whenever such record date is fixed or whenever such rights, options, warrants or convertible securities are issued or sold; and if such rights, options, warrants or convertible securities are not so issued or expire unexercised, or if there is a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 7.4(h)), the Series A Conversion Price shall again be adjusted to be the Series A Conversion Price which would then be in effect if such record date had not been fixed or the Series A Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, as applicable. No adjustment of the Series A Conversion Price shall be trade pursuant to this Section 7.4(h)(iii) upon the issuance or sale of any rights, options, warrants or convertible securities to the extent that the Series A Conversion Price has already been adjusted upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

(iv)         If the Corporation fixes a record date for a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, Section 7.4(h)(iii) hereof), the Series A Conversion Price to be in effect after such record date shall be determined by multiplying the Series A Conversion Price in effect immediately prior to such record date by a fraction, (A) the numerator of which shall be the Series A Conversion Price on such record date, less the fair market value (determined as set forth in Section

7.4(h)(iii) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock, and (B) the denominator of which shall be the Series A Conversion Price on such record date. Such adjustments shall be made successively whenever such a record date is fixed; and if such distribution is not so made, the Conversion Price shall again be adjusted to be the Series A Conversion Price which would then be in effect if such record date had not been fixed.

(v)         No adjustment to the Series A Conversion Price pursuant to Sections 7.4(h)(ii), 7.4(h)(iii) or 7.4(h)(iv) hereof shall be required unless such adjustment would require an adjustment of at least 1% in the Series A Conversion Price; provided, however, that any adjustments which by reason of this Section 7.4(h)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7.4(h) shall be made to the nearest four decimal points.

(vi)         If, at any time as a result of the provisions of this Section 7.4(h), Series A Holders upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of this Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

7.5         Voting Rights.

(a)         Series A Preferred Stock. Each Series A Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted as of the record date. The Series A Holders shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote. Series A Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted), shall be disregarded.

(b)         Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the Series A Holders and the holders of Common Stock shall vote together as a single class.

(c)         No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

7.6         Amendments and Changes. As long as any of the Series A Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the Series A Holders holding more than 50% of the outstanding shares of the Series A Preferred Stock:

(a)         alter or change the interests of the Series A Preferred Stock in a manner adverse to the holders thereof, by merger, consolidation or otherwise;

(b)         increase or decrease the authorized number of shares of Series A Preferred Stock;

(c)         issue any additional shares of Series A Preferred Stock;

(d)         create, by reclassification or otherwise, any new Series A Parity Stock or Series A Senior Stock; or

(e)         amend or waive any provisions of this Certificate of Incorporation in a manner adverse to the holders of the outstanding shares of Series A Preferred Stock.

Except as expressly required under law, on any matter on which holders of Series A Preferred Shares shall be entitled to vote, such holders shall be entitled to one vote per share.

7.7         No Other Rights. The shares of Series A Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as expressly set forth in this Certificate of Incorporation or as otherwise required by law.

ARTICLE VIII

DEFINITIONS

Capitalized terms used in this Certificate of Incorporation shall have the meanings ascribed to them below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Board” shall have the meaning set forth in Section 5.2.

“Common Stock” shall have the meaning set forth in Section 5.1.

“Constituent Person” shall have the meaning set forth in Section 7.4(h)(i).

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” shall have the meaning set forth in Article III.

“FP” shall mean, collectively, Francisco Partners, L.P., a Delaware limited partnership, and each investment fund managed, operated, Controlled by or Affiliated with Francisco Partners, LP.

“FP Group” shall mean (i) FP, (ii) the FP Holders, (iii) any Affiliate of FP (including the FP Holders) and (iv) any Person with whom FP or any FP Holder may be deemed as part of a “group” within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended.

“FP Holders” shall mean FP and any other partnership or entity affiliated with or managed by FP to which FP assigns any of their respective interests in or to the Series A Preferred Stock.

“Initial Closing Date” shall mean May 23, 2005.

“Liquidation Event” shall mean (i) a liquidation or winding up of the Corporation in a single transaction or series of transactions or (ii) at any time after the consummation of an initial public offering of Common Stock of the Corporation under the Securities Act if, at such time, any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), other than any member of the FP Group, shall directly or indirectly own or acquire more than 50% of the voting power of the Common Stock (on a fully-diluted basis) of the Corporation, (iii) at any time prior to the consummation of an initial public offering of Common Stock of the Corporation under the Securities Act if, at such time, any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), other than any member of the FP Group, shall directly or indirectly own or acquire more than 50% of the voting power of the Common Stock (on a fully-diluted basis) of the Corporation, (iv) a Sale of the Corporation, or (v) the consummation of the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a born fide lender) of all or substantially all of the assets of the Corporation

“Market Price” shall mean (i) if the Common Stock is then traded on a national securities exchange or the NASDAQ Stock Market (or a similar national quotation system), then the value shall be computed based on the closing price on such exchange or system on such day, (ii) if the Common Stock is actively traded over-the-counter, then the value shall be computed based on the closing price on such day, and (iii) if there is no public market for the Common Stock, then the value shall be computed based on fair market value thereof, as determined in good faith by the Board on such day.

“Person” shall be construed broadly and means any natural person, firm, corporation, partnership, limited liability company, association, trust or other entity.

“Preferred Stock” shall have the meaning set forth in Section 5.1.

“Sale of the Corporation” shall mean a merger or consolidation of the Corporation into or with another corporation in which the shareholders of the Corporation immediately prior to the consummation of such transaction shall own less than 50% of the voting securities or less than 50% of the voting power of the surviving corporation (or the parent corporation of the surviving corporation where the surviving corporation is wholly owned by the parent corporation) immediately following the consummation of such transaction.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Series A Available Assets” shall have the meaning set forth in Section 7.3(a).

“Series A Conversion Date” shall have the meaning set forth in Section 7.4(c)(iii).

“Series A Conversion Notice” shall have the meaning set forth in Section 7.4(c).

“Series A Conversion Price” shall have the meaning set forth in Section 7.4(a).

“Series A Conversion Ratio” shall have the meaning set forth in Section 7.4(a).

“Series A Dilutive Option Issuance” shall have the meaning set forth in Section 7.4(h)(iii).

“Series A Dilutive Stock Issuance” shall have the meaning set forth in Section 7.4(h)(ii).

“Series A Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year during the Series A Dividend Payment Period.

“Series A Dividend Payment Period” shall mean the period from, and including, the Initial Closing Date and all times thereafter.

“Series A Dividend Period” shall mean the period from, and including, the Initial Closing Date to, but not including, the first Series A Dividend Payment Date and thereafter, each quarterly period,

including any Series A Dividend Payment Date to, but not including, the next Series A Dividend Payment Date.

“Series A Dividend Rate” shall mean 6.0% per annum. Dividends will accrue on a daily basis assuming a 360-day year.

“Series A Face Amount” shall mean (i) with respect to each share of Series A Preferred Stock, $100.00, as such amount may be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment.

“Series A Holder” shall have the meaning set forth in Section 7.2(a).

“Series A Issue Date” shall mean, with respect to any shares of Series A Preferred Stock, the date such shares of Series A Preferred Stock are issued.

“Series A Junior Stock” shall have the meaning set forth in Section 7.1(b).

“Series A Liquidation Preference Amount” shall have the meaning set forth in Section 7.3(a).

“Series A Non-electing Share” shall have the meaning set forth in Section 7.4(h)(i).

“Series A Parity Stock” shall have the meaning set forth in Section 7.1(c).

“Series A Record Date” shall have the meaning set forth in Section 7.2(b).

“Series A Senior Stock” shall have the meaning set forth in Section 7.1(d).

ARTICLE IX

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

INDEMNIFICATION

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that the DGCL does not apply. The Corporation is authorized to provide by Bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

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